Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— May 3, 2007—IAC (Nasdaq: IACI) released first quarter 2007 results today, reporting $1.6 billion in revenue, a 10% rate of growth over the prior year, and $147.9 million in Operating Income Before Amortization, reflecting a modest decline. Adjusted EPS was $0.33, compared to $0.30 in the year ago period.

Free cash flow generated during the first three months of 2007 was $72.6 million, with $45.6 million in net cash provided by operating activities. Operating income grew in the first quarter to $93.0 million, reflecting in part lower amortization of intangibles. GAAP Diluted EPS for the quarter was $0.20, compared to $0.14 in the prior year period.

Revenue in the quarter reflects increased year-over-year contributions from every sector within IAC. Retailing U.S. revenue increased modestly, including a slight gain at HSN when excluding America’s Store which shut down on April 3. Transactions (formerly Services) revenue reflects strong growth at Ticketmaster and ServiceMagic, partially offset by a decline in LendingTree revenue which continues to be impacted by a contracting mortgage market. Ongoing growth in queries and revenue per query at Ask.com and most other search-related properties contributed to strong revenue growth in Media & Advertising. Operating Income Before Amortization declined due primarily to lower profits at Retailing U.S. and LendingTree, which offset strong growth at Ticketmaster, IAC Search & Media, Interval and Match.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2007	Q1 2006	Growth
Revenue	$1,595.0	$1,449.2	10.1%

Operating Income Before Amortization	$147.9	$155.6	-4.9%
Adjusted Net Income	$102.1	$104.9	-2.7%
Adjusted EPS	$0.33	$0.30	8.1%

Operating Income	$93.0	$71.2	30.7%
Net Income	$62.1	$47.2	31.6%
GAAP Diluted EPS	$0.20	$0.14	46.0%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

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Beginning with the first quarter 2007, the Services sector has been renamed Transactions to more clearly reflect the nature of the activities of the businesses within that sector and several segment names were changed to identify the primary brand name within those segments, where practical. These name changes did not affect the composition of our reporting segments and did not have any impact on our financial reporting.

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions; rounding differences may occur):

	Q1 2007	Q1 2006	Growth
REVENUE
Retailing	$787.6	$769.1	2%
Transactions	444.7	385.1	15%
Media & Advertising	168.1	117.6	43%
Membership & Subscriptions	192.1	178.4	8%
Emerging Businesses	3.5	0.4	794%
Other	(1.0)	(1.4)	28%
Total	$1,595.0	$1,449.2	10%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$45.2	$61.6	-27%
Transactions	74.4	76.8	-3%
Media & Advertising	17.2	11.6	48%
Membership & Subscriptions	36.4	28.7	27%
Emerging Businesses	(2.6)	(3.9)	33%
Corporate and other	(22.6)	(19.2)	-18%
Total	$147.9	$155.6	-5%

OPERATING INCOME (LOSS)
Retailing	$40.0	$44.9	-11%
Transactions	62.3	63.5	-2%
Media & Advertising	10.5	(6.4)	NM
Membership & Subscriptions	29.2	17.1	70%
Emerging Businesses	(3.0)	(4.1)	26%
Corporate and other	(45.9)	(43.9)	-5%
Total	$93.0	$71.2	31%

Please see discussion of financial and operating results beginning on page 3 and reconciliations to the comparable GAAP measures and further segment detail beginning on page 13.

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DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING

	Q1 2007	Q1 2006	Growth
	$ in millions
Revenue
U.S.	$685.3	$673.3	2%
International	102.3	95.8	7%
	$787.6	$769.1	2%
Operating Income Before Amortization
U.S.	$39.8	$59.0	-32%
International	5.4	2.6	107%
	$45.2	$61.6	-27%
Operating Income
U.S.	$34.6	$42.6	-19%
International	5.4	2.3	137%
	$40.0	$44.9	-11%

Retailing revenue reflects the inclusion and growth of Shoebuy, acquired in February 2006, increased revenue at Retailing International, and modest growth at catalogs, partially offset by slightly lower revenue at HSN. HSN’s revenue, excluding America’s Store which curtailed operations during the quarter, grew 1%. Online sales grew at a double digit rate in the first quarter.

Retailing U.S.

Retailing revenue benefited from a higher overall average price point, partially offset by reduced sales associated with the winding down of America’s Store, the temporary loss of distribution in one market, and lower overall units shipped. Excluding America’s Store, revenue at HSN increased due to a low single digit increase in units shipped, partially offset by a lower average price point and a higher average return rate across most categories. Catalog revenue grew on a higher average price point which was partially offset by lower units shipped resulting from a planned decrease in circulation at certain catalogs.

Operating Income Before Amortization declined due to lower overall gross margins, increased operating expenses, and higher distribution costs. Gross margins were adversely impacted by higher inventory reserves, lower product margins and higher fulfillment costs. Operating income benefited from a decrease in the amortization of intangibles of $10.9 million.

Retailing International

Revenue increased 7%, but declined 2% excluding the impact of foreign exchange, impacted by a lower average price point partially offset by growth in units shipped and a lower average return rate. Profit growth is attributable to higher gross margins and lower distribution expenses.

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TRANSACTIONS

	Q1 2007	Q1 2006	Growth
	$ in millions
Revenue
Ticketmaster	$309.9	$245.7	26%
LendingTree	100.0	113.9	-12%
Real Estate	13.2	11.4	16%
ServiceMagic	21.6	14.0	55%
	$444.7	$385.1	15%
Operating Income Before Amortization
Ticketmaster	$71.6	$65.8	9%
LendingTree	3.1	12.9	-76%
Real Estate	(6.6)	(5.1)	-29%
ServiceMagic	6.2	3.2	95%
	$74.4	$76.8	-3%
Operating Income (Loss)
Ticketmaster	$64.8	$58.9	10%
LendingTree	0.1	9.1	-99%
Real Estate	(8.0)	(6.7)	-18%
ServiceMagic	5.3	2.2	136%
	$62.3	$63.5	-2%

Transactions revenue benefited from continued worldwide strength at Ticketmaster, while revenue and profits at LendingTree declined reflecting deterioration in the overall mortgage market.

Ticketmaster

Record worldwide ticket volumes drove a 15% increase in tickets sold, with 10% higher average overall revenue per ticket. Domestic revenue increased 20% primarily due to higher mix and volume of concert ticket sales including The Police and Kenny Chesney. International revenue grew 44%, or 36% excluding the effects of foreign exchange, due primarily to increased revenue in the United Kingdom and Canada. International acquisitions in Spain (July 2006) and Turkey (October 2006) contributed approximately $2.2 million to Ticketmaster’s overall revenue in the quarter. Profits in both the first quarter of 2006 and 2007 were positively impacted by non-recurring items of similar amounts. Profit growth in the first quarter of 2007 was adversely impacted by higher overall royalty rates and higher administrative and technology costs associated with the continued build out of international infrastructure.

LendingTree

Revenue declined due primarily to fewer loans sold into the secondary market and fewer loans closed at the exchange. Lenders’ narrowing focus on traditional mortgage products in reaction to changes in the mortgage market contributed to lower close rates, a shift to lower margin products, and lower revenue per loan sold at LendingTree Loans. Home equity revenue declined significantly, and refinance revenue declined slightly, while purchase revenue grew slightly. Profit declined faster than revenue due to a shift to lower margin products as well as higher costs per loan sold due to lower close rates and increased lender restrictions, partially offset by lower marketing expenses.

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Real Estate

Results reflect revenue from closings at the company owned brokerage, partially offset by fewer closings at the builder network. Losses increased due primarily to higher costs associated with the geographical expansion of the company owned brokerage, now operating in eight markets, and higher costs related to the development and re-launch of the RealEstate.com website, now live in 46 markets.

ServiceMagic

ServiceMagic grew revenue strongly, benefiting from a 52% increase in customer service requests and a 24% increase in the number of service providers in the network. Profits grew faster than revenue, driven primarily by higher gross margins as the business scales.

MEDIA & ADVERTISING

	Q1 2007	Q1 2006	Growth
	$ in millions
Revenue	$168.1	$117.6	43%
Operating Income Before Amortization	$17.2	$11.6	48%
Operating Income (Loss)	$10.5	$(6.4)	NM

Media & Advertising results include IAC Search & Media, Citysearch and Evite. IAC Search & Media consists of proprietary properties such as Ask.com, Ask.com UK and Fun Web Products, and network properties which include syndicated advertising, search results, and toolbars. Both proprietary and network revenue grew during the quarter.

Media & Advertising revenue growth was driven by an increase in queries and higher revenue per query across most properties. Within IAC Search & Media, network revenue growth outpaced that of proprietary revenue, primarily due to an increase in syndicated sponsored listings. Proprietary revenue grew on the strength at Fun Web Products and Ask.com in the U.S.

Media & Advertising Operating Income Before Amortization grew strongly due primarily to revenue growth, and improved marketing efficiency at Fun Web Products, partially offset by increased investment in Ask and Citysearch.

Media & Advertising operating income for the current period also reflects a decrease in the amortization of intangibles of $6.4 million and a $5.0 million decrease in the amortization of non-cash marketing.

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MEMBERSHIP & SUBSCRIPTIONS

	Q1 2007	Q1 2006	Growth
	$ in millions
Revenue
Interval	$89.0	$81.4	9%
Match	82.4	73.3	12%
Entertainment	20.7	23.9	-13%
Intra-sector elimination	—	(0.1)	100%
	$192.1	$178.4	8%
Operating Income Before Amortization
Interval	$41.0	$36.4	13%
Match	8.4	6.0	40%
Entertainment	(13.0)	(13.7)	5%
	$36.4	$28.7	27%
Operating Income (Loss)
Interval	$34.7	$30.1	15%
Match	8.2	2.0	306%
Entertainment	(13.7)	(15.0)	9%
	$29.2	$17.1	70%

Membership & Subscriptions revenue benefited from worldwide growth in subscribers and increased average revenue per paid subscriber at Match, as well as increased membership and confirmations at Interval.

Interval

Revenue and profit growth were driven by strong confirmation revenue, due to 6% growth in confirmations and higher average fees, and a 6% increase in members on strong new member growth and an increase in renewal rates. Margin growth was driven primarily by lower marketing expenses and, to a lesser extent, increased operating efficiencies due to an 11% increase in confirmations online.

Match

Revenue growth was driven by a 1% increase in worldwide subscribers, including 13% growth in international subscribers, most notably in the UK, combined with a price increase in North America. Operating Income Before Amortization grew faster than revenue due to lower domestic operating expenses, excluding marketing, which increased over the prior year. Operating income in the first quarter of 2006 included amortization of non-cash marketing of $3.0 million.

Entertainment

Revenue was impacted by lower sales of coupon books through schools and community groups. Operating Income Before Amortization benefited from lower personnel expenses and operational cost savings.

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OTHER ITEMS

Q1 Operating Income Before Amortization was impacted by an increase in corporate and other expense versus the prior year period, which was positively impacted by the favorable settlement of a lawsuit.

Q1 other income (expense) comparisons were impacted by a $0.3 million loss in Q1 2007 and a $5.3 million loss in Q1 2006 reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

The effective tax rates for continuing operations and adjusted net income were 38% and 37% in Q1 2007, respectively.  These effective tax rates were higher than the statutory rate of 35% due principally to state taxes and interest on tax contingencies, partially offset by foreign tax credits associated with equity income from unconsolidated affiliates.  The effective tax rates for continuing operations and adjusted net income were 42% and 38% in Q1 2006, respectively.  These effective tax rates were higher than the statutory rate of 35% due principally to state taxes.  In addition, continuing operations was unfavorably impacted by interest on tax contingencies and non-deductible changes in the fair value of derivatives that were created in the Expedia spin-off.

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LIQUIDITY AND CAPITAL RESOURCES

As previously disclosed, IAC repurchased 7.6 million shares during Q1; the average purchase price of those shares was $38.12. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of March 31, 2007, IAC had approximately $2.0 billion in cash, restricted cash and marketable securities, $1.3 billion in debt and, excluding $400.9 million in LendingTree Loans debt that is non-recourse to IAC, $1.2 billion in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	4/27/07	Dilution at:

Share Price			$38.78	$40.00	$45.00	$50.00	$55.00

Absolute Shares as of 04/27/07	287.3		287.3	287.3	287.3	287.3	287.3

RSUs and Other	9.9		9.9	9.9	9.9	9.8	9.8
Options	22.7	$20.86	7.3	7.5	8.1	8.6	9.0
Warrants	34.6	$27.88	9.5	10.3	13.0	15.2	16.9
Convertible Notes	0.5	$14.82	0.5	0.5	0.5	0.5	0.5

Total Treasury Method Dilution			27.3	28.2	31.5	34.1	36.3
% Dilution			8.7%	8.9%	9.9%	10.6%	11.2%
Total Treasury Method Diluted Shares Outstanding			314.5	315.4	318.7	321.4	323.5

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Thursday, May 3, 2007, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

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OPERATING METRICS

		Q1 2007	Q1 2006	Growth
RETAILING

Retailing - U.S.	(a)
Units shipped (mm)		12.5	12.7	-1%
Gross profit %		37.2%	38.3%
Return rate		18.3%	17.7%
Average price point		$59.49	$58.72	1%
Internet %	(b)	30%	26%
HSN total homes - end of period (mm)		89.8	89.4	0%
Catalogs mailed (mm)		102.7	110.7	-7%

TRANSACTIONS

Ticketmaster
Number of tickets sold (mm)		35.9	31.3	15%
Gross value of tickets sold (mm)		$2,076	$1,576	32%

LendingTree
Transmitted QFs (000s)	(c)	1,002.5	999.4	0%
Closings - units (000s)	(d)	62.1	67.0	-7%
Closings - dollars ($mm)	(d)	$7,376	$8,119	-9%

Real Estate
Closings - units (000s)		2.6	2.4	6%
Closings - dollars ($mm)		$649	$591	10%

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source
Proprietary		55.0%	64.1%
Network		45.0%	35.9%

MEMBERSHIP & SUBSCRIPTIONS

Interval
Members (000s)		1,907	1,804	6%
Confirmations (000s)		301	284	6%
Share of confirmations online		25%	24%

Match
Paid Subscribers (000s)		1,338.9	1,324.3	1%

(a)             Retailing — U.S. metrics include HSN and the catalogs business.

(b)            Internet demand as a percent of total Retailing - U.S. demand excluding Liquidations and Services.

(c)             Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)            Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2007	2006

Product sales	$808,793	$792,533
Service revenue	786,175	656,670
Net revenue	1,594,968	1,449,203
Cost of sales-product sales (exclusive of depreciation shown separately below)	503,387	485,432
Cost of sales-service revenue (exclusive of depreciation shown separately below)	335,073	254,677
Gross profit	756,508	709,094

Selling and marketing expense	344,680	320,871
General and administrative expense	212,010	182,991
Other operating expense	36,975	33,610
Amortization of non-cash marketing	507	8,464
Amortization of intangibles	30,231	52,022
Depreciation	39,138	39,982
Operating income	92,967	71,154

Other income (expense):
Interest income	19,957	18,914
Interest expense	(15,069)	(15,156)
Equity in income of unconsolidated affiliates	7,847	9,169
Other income (expense)	800	(4,255)
Total other income, net	13,535	8,672

Earnings from continuing operations before income taxes and minority interest	106,502	79,826
Income tax provision	(40,532)	(33,287)
Minority interest in income of consolidated subsidiaries	(113)	(123)
Earnings from continuing operations	65,857	46,416
(Loss) income from discontinued operations, net of tax	(3,766)	767
Net earnings available to common shareholders	$62,091	$47,183

Earnings per share from continuing operations:
Basic earnings per share	$0.23	$0.15
Diluted earnings per share	$0.22	$0.14

Net earnings per share available to common shareholders:
Basic earnings per share	$0.22	$0.15
Diluted earnings per share	$0.20	$0.14

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IAC CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,221,167	$1,428,140
Restricted cash and cash equivalents	29,465	27,855
Marketable securities	787,444	897,742
Accounts receivable, net	584,314	528,505
Loans held for sale, net	410,059	345,896
Inventories	391,779	362,196
Deferred income taxes	50,742	33,426
Prepaid and other current assets	210,523	188,577
Total current assets	3,685,493	3,812,337

Property, plant and equipment, net	623,030	612,161
Goodwill	7,024,119	6,972,697
Intangible assets, net	1,436,675	1,463,997
Long-term investments	175,060	168,791
Other non-current assets	170,224	164,440
TOTAL ASSETS	$13,114,601	$13,194,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$432,053	$358,831
Accounts payable, trade	265,625	287,628
Accounts payable, client accounts	425,967	304,800
Deferred revenue	164,585	147,120
Income taxes payable	—	518,994
Accrued expenses and other current liabilities	570,038	635,816
Total current liabilities	1,858,268	2,253,189

Long-term obligations, net of current maturities	835,210	857,103
Income taxes payable	243,988	—
Other long-term liabilities	154,312	160,263
Deferred income taxes	983,027	1,129,994
Minority interest	24,792	24,881

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	412	410
Class B convertible common stock	32	32
Additional paid-in capital	14,686,229	14,636,478
Retained earnings	803,499	320,711
Accumulated other comprehensive income	78,200	76,505
Treasury stock	(6,548,370)	(6,260,145)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	9,015,004	8,768,993
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,114,601	$13,194,423

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IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities attributable to continuing operations:
Net earnings available to common shareholders	$62,091	$47,183
Less: loss (income) from discontinued operations, net of tax	3,766	(767)
Earnings from continuing operations	65,857	46,416
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	69,369	92,004
Non-cash compensation expense	24,226	23,966
Amortization of cable distribution fees	1,241	19,696
Amortization of non-cash marketing	507	8,464
Deferred income taxes	1,667	12,628
Gain on sales of loans held for sale	(48,617)	(61,536)
Equity in income of unconsolidated affiliates, net of dividends	(7,847)	(9,169)
Minority interest in income of consolidated subsidiaries	113	123
Increase in cable distribution fees	—	(5,434)
Changes in current assets and liabilities:
Accounts receivable	17,611	6,906
Origination of loans held for sale	(1,997,623)	(2,300,927)
Proceeds from sales of loans held for sale	1,981,313	2,362,617
Inventories	(31,328)	(5,090)
Prepaid and other current assets	(13,436)	(11,276)
Accounts payable, income taxes payable and other current liabilities	(92,722)	(112,464)
Deferred revenue	19,531	19,742
Funds collected by Ticketmaster on behalf of clients, net	43,335	16,656
Other, net	12,368	17,755
Net cash provided by operating activities attributable to continuing operations	45,565	121,077
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(54,576)	(56,909)
Capital expenditures	(52,798)	(59,159)
Purchases of marketable securities	(166,202)	(251,569)
Proceeds from sales and maturities of marketable securities	283,319	448,120
(Increase) decrease in long-term investments	(250)	1,475
Other, net	35	(5,228)
Net cash provided by investing activities attributable to continuing operations	9,528	76,730
Cash flows from financing activities attributable to continuing operations:
Borrowings under warehouse lines of credit	1,947,302	2,262,952
Repayments of warehouse lines of credit	(1,884,903)	(2,260,372)
Principal payments on long-term obligations	(11,484)	(10,612)
Purchase of treasury stock	(322,577)	(115,745)
Issuance of common stock, net of withholding taxes	12,699	20,352
Excess tax benefits from stock-based awards	6,889	7,011
Other, net	(7,860)	7,637
Net cash used in financing activities attributable to continuing activities	(259,934)	(88,777)
Total cash (used in) provided by continuing operations	(204,841)	109,030
Net cash used in operating activities attributable to discontinued operations	(5,748)	(11,745)
Net cash used in investing activities attributable to discontinued operations	(15)	(2,138)
Total cash used in discontinued operations	(5,763)	(13,883)
Effect of exchange rate changes on cash and cash equivalents	3,631	4,172
Net (decrease) increase in cash and cash equivalents	(206,973)	99,319
Cash and cash equivalents at beginning of period	1,428,140	987,080
Cash and cash equivalents at end of period	$1,221,167	$1,086,399

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW
(unaudited; $ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2007	2006
Net cash provided by operating activities attributable to continuing operations	$45.6	$121.1
Increase in warehouse lines of credit	62.4	2.6
Capital expenditures	(52.8)	(59.2)
Tax (refunds) payments related to the sale of VUE interests	(28.5)	10.4
Tax payments related to the sale of PRC	46.0	—
Free Cash Flow	$72.6	$74.9

For the three months ended March 31, 2007, consolidated Free Cash Flow decreased by $2.3 million from the prior year period due to higher cash taxes paid, largely offset by an increased contribution from Ticketmaster client cash and a decrease in capital expenditures. Ticketmaster client cash contributed $43.3 million in the current period, versus $16.7 million in the prior year period. Free Cash Flow includes the change in warehouse lines of credit because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments related to the sale of the Company’s interests in VUE and PRC because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2007	2006

Diluted earnings per share	$0.20	$0.14
GAAP diluted weighted average shares outstanding	304,685	337,315
Net earnings available to common shareholders	$62,091	$47,183
Non-cash compensation expense	24,226	23,966
Amortization of non-cash marketing	507	8,464
Amortization of intangibles	30,231	52,022
Net other expense related to fair value adjustment on derivatives	310	5,348
Gain on sale of VUE interests and related effects	2,072	1,924
Discontinued operations, net of tax	3,766	(767)
Impact of income taxes and minority interest	(21,262)	(33,543)
Interest on convertible notes, net of tax	121	303
Adjusted Net Income	$102,062	$104,900

Adjusted EPS weighted average shares outstanding	310,795	345,361

Adjusted EPS	$0.33	$0.30

GAAP Basic weighted average shares outstanding	287,191	319,432
Options, warrants and restricted stock, treasury method	16,886	17,883
Conversion of convertible preferred and convertible notes (if applicable)	608	—
GAAP Diluted weighted average shares outstanding	304,685	337,315
Impact of restricted shares and convertible preferred and notes (if applicable), net	6,110	8,046
Adjusted EPS shares outstanding	310,795	345,361

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$39.8	$(0.6)	$—	$(4.6)	$34.6
International	5.4	—	—	—	5.4
Total Retailing	45.2	(0.6)	—	(4.6)	40.0
Transactions:
Ticketmaster	71.6	—	—	(6.9)	64.8
LendingTree	3.1	(0.1)	—	(2.9)	0.1
Real Estate	(6.6)	—	—	(1.4)	(8.0)
ServiceMagic	6.2	(0.2)	—	(0.8)	5.3
Total Transactions	74.4	(0.3)	—	(11.9)	62.3
Media & Advertising	17.2	—	(0.5)	(6.2)	10.5
Membership & Subscriptions:
Interval	41.0	—	—	(6.3)	34.7
Match	8.4	—	—	(0.2)	8.2
Entertainment	(13.0)	—	—	(0.7)	(13.7)
Total Membership & Subscriptions	36.4	—	—	(7.2)	29.2
Emerging Businesses	(2.6)	(0.1)	—	(0.3)	(3.0)
Corporate and other	(22.6)	(23.2)	—	—	(45.9)
Total	$147.9	$(24.2)	$(0.5)	$(30.2)	$93.0
Other income, net					13.5
Earnings from continuing operations before income taxes and minority interest					106.5
Income tax provision					(40.5)
Minority interest in income of consolidated subsidiaries					(0.1)
Earnings from continuing operations					65.9
Loss from discontinued operations, net of tax					(3.8)
Net earnings available to common shareholders					$62.1

(A)         Non-cash compensation expense includes $1.8 million, $2.0 million and $20.3 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
U.S.	$8.5
International	1.3
Total Retailing	9.8
Transactions:
Ticketmaster	9.8
LendingTree	2.5
Real Estate	0.3
ServiceMagic	0.5
Total Transactions	13.2
Media & Advertising	7.6
Membership & Subscriptions:
Interval	1.9
Match	1.8
Entertainment	1.4
Total Membership & Subscriptions	5.0
Emerging Businesses	0.4
Corporate and other	3.1
Total Depreciation	$39.1

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$59.0	$(0.8)	$—	$(15.5)	$42.6
International	2.6	—	—	(0.3)	2.3
Total Retailing	61.6	(0.8)	—	(15.8)	44.9
Transactions:
Ticketmaster	65.8	—	—	(6.9)	58.9
LendingTree	12.9	1.2	—	(5.0)	9.1
Real Estate	(5.1)	0.6	—	(2.3)	(6.7)
ServiceMagic	3.2	(0.2)	—	(0.8)	2.2
Total Transactions	76.8	1.6	—	(15.0)	63.5
Media & Advertising	11.6	—	(5.5)	(12.5)	(6.4)
Membership & Subscriptions:
Interval	36.4	—	—	(6.3)	30.1
Match	6.0	—	(3.0)	(1.0)	2.0
Entertainment	(13.7)	—	—	(1.3)	(15.0)
Total Membership & Subscriptions	28.7	—	(3.0)	(8.6)	17.1
Emerging Businesses	(3.9)	—	—	(0.1)	(4.1)
Corporate and other	(19.2)	(24.7)	—	—	(43.9)
Total	$155.6	$(24.0)	$(8.5)	$(52.0)	$71.2
Other income, net					8.7
Earnings from continuing operations before income taxes and minority interest					79.8
Income tax provision					(33.3)
Minority interest in income of consolidated subsidiaries					(0.1)
Earnings from continuing operations					46.4
Income from discontinued operations, net of tax					0.8
Net earnings available to common shareholders					$47.2

(A)         Non-cash compensation expense includes $2.0 million, $2.2 million and $19.8 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
U.S.	$10.5
International	1.2
Total Retailing	11.7
Transactions:
Ticketmaster	9.6
LendingTree	2.8
Real Estate	0.7
ServiceMagic	0.3
Total Transactions	13.4
Media & Advertising	6.8
Membership & Subscriptions:
Interval	2.0
Match	1.7
Entertainment	1.3
Total Membership & Subscriptions	5.1
Emerging Businesses	0.4
Corporate and other	2.7
Total Depreciation	$40.0

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) one-time items, if applicable, and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria is met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse loans payable in Lending due to the close connection that exists with changes in loans held by sale which are included in cash provided by operations. In addition, Free Cash Flow excludes the tax payments related to the sale of IAC’s interests in VUE and PRC due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

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Pro Forma Results
We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items
Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or a slowdown in the domestic housing market, effectiveness of hedging activities, changes affecting distribution channels, consumer acceptance of new products and services, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors also could have a material adverse effect on IAC’s business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To learn more about IAC please visit http://iac.com

Contact Us

IAC Investor Relations
James Hart / Eoin Ryan
(212) 314-7400

IAC Corporate Communications
Andrea Riggs / Stacy Simpson
(212) 314-7280 / 7470

IAC
555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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